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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant

  Tripod, Inc.
  Wisewire, Inc.
  Wired Ventures, Inc.
  Guestworld, Inc.
  WhoWhere, Inc.
  Quicksilver Acquisition Corp.
  Wired Digital Inc.